Exhibit 5


                                          December 20, 2004


American Electric Power Company, Inc.
1 Riverside Plaza
Columbus, Ohio  43215

Ladies and Gentlemen:

      We have acted as counsel to American Electric Power Company, Inc., a New York corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the issuance by the Company of an aggregate of 20,000,000 shares of Common Stock, par value $6.50 per share (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the transactions described in the Registration Statement, the "Shares") pursuant to the Company's Dividend Reinvestment and Direct Stock Purchase Plan (the "Plan").

      We have examined the Registration Statement and a form of the share certificate and the Restated Certificate of Incorporation of the Company, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

      In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

      Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) the Shares to be acquired by participants in the Plan that are purchased in the open market or from other participants have been validly issued and are fully paid and nonassessable and (2) the Shares to be acquired by participants in the Plan that are being issued by the Company, upon appropriate action being taken by the Board of Directors or the Executive Committee of the Board of Directors of the Company and upon the issuance and sale of such Shares in accordance with the Plan and the payment of the purchase price therefor, will be validly issued, fully paid and nonassessable.

      We do not express any opinion herein concerning any law other than the law of the State of New York.

      We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Validity of Common Stock" in the Prospectus included in the Registration Statement.

                                    Very truly yours,

                                    /s/ Simpson Thacher & Bartlett LLP

                                    SIMPSON THACHER & BARTLETT LLP